David Ryon, M.D.
Chief Executive Officer
Image Technology Laboratories, Inc.
19 Blue Jay Way
Woodstock, NY 12498

Re: Letter of Intent

Dear Dr. Ryon:

This letter sets forth certain agreements and understandings pursuant to which Mid Rockland Imaging Partners, Inc. ("MRI") and Image Technology Laboratories, Inc. ("ITLI") are proceeding toward closing a business transaction.

Transaction. With respect to any transaction consummated between MRI and ITLI, the parties agree as follows:

1. Structure of the Transaction. The transaction shall be structured to comply with and is subject to all applicable (1) state and federal corporate and securities laws, (2) state and federal tax laws, and (3) state and federal health care laws.

2. Definitive Agreements; Closing Date. The parties agree to work toward completion of a definitive purchase agreement related to ITLI's integrated RIS/PACS product and equipment, a support services agreement related to ITLI's integrated RIS/PACS product and equipment, a professional services agreement related to the professional supervision and interpretation services at the Kingston Diagnostic Center, and other definitive documents (collectively, the "Definitive Agreements") within fifteen (15) days after execution of this letter agreement. The Closing would occur upon satisfaction or waiver of all conditions thereto set forth in the Definitive Agreements, but no later than May 1, 2002, unless otherwise mutually agreed by the parties.

Definitive Agreements shall include the following provisions:

(a) MRI will purchase ITLI's integrated RIS/PACS product and equipment at fair market value for use at MRI's Kingston Diagnostic Center.

(b) MRI and ITLI will enter into an agreement for ITLI to provide integrated RIS/PACS product and equipment service and support at an agreed upon fee payable by MRI, the cost of which would not begin until the second year following full system acceptance by MRI as to functionality and performance. ITLI's integrated RIS/PACS product and equipment service and support agreement will include financial and non-financial terms customary in the industry.



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(c) With the exception of mammography, MRI will upgrade existing Kingston
Diagnostic Center diagnostic imaging equipment as necessary to become fully digital by July 1, 2002, subject to availability or other limitations not within MRI's control.

(d) ITLI will provide properly licensed professionals to provide all requisite professional interpretation and supervision services at or for patients of Kingston Diagnostic Center. ITLI will provide medical liability insurance for and employee benefits to, such professionals. ITLI will be fully responsible for all salaries, wages, benefits, income tax and social security withholding and all similar financial requirements attributable to employment of or subcontracts with such professionals. ITLI's relationship with MRI will be independent of the relationship between Hudson Valley Radiology Associates and MRI. MRI will assist in obtaining suitable professional supervision and interpretation coverage for up to eight (8) weeks per year at ITLI's sole cost and expense. ITLI will give MRI reasonable advance notice of any coverage needs.

(e) MRI's intent is to own and operate the new MR unit and to bill globally for all services at the imaging center. The calculations regarding the distribution of professional and technical revenues will be based on the weighted RVU (based on the RBRVS system maintained by the Center for Medicare and Medicaid Services) ratio for all services rendered at the Kingston Diagnostic Center. ITLI will pay MRI a service fee equal to 10% of net professional revenues for the provision of billing, collection, administrative and management services.

(f) Provided ITLI's integrated RIS/PACS product, equipment and support services function to MRI's satisfaction (satisfaction to be based on mutually agreed upon product, equipment and support services performance specifications and criteria to be outlined in the Definitive Agreements) at the Kingston Diagnostic Center and that ITLI and MRI are able to reach agreement regarding price, ITLI's integrated RIS/PACS product and equipment will be purchased and installed for use at MRI's New Paltz imaging facility by October 1, 2002, subject to agreement by Hudson Valley Radiology Associates, if applicable, and any circumstances beyond MRI's reasonable control. Following full system acceptance by MRI as to funcionality and performance at the Kingston Diagnostic Center, ITLI will be given equitable treatment in the selection process for future Radiologix integrated RIS/PACS installations provided that (1) ITLI's integrated RIS/PACS product, equipment and support services continue to function within the product, equipment and support services performance specifications and criteria outlined in the Definitive Agreements, (2) ITLI's equipment, product and support services are of competitive quality, functionality and price to other providers of substantially similar integrated RIS/PACS products, and (3) ITLI's integrated RIS/PACS product, equipment and support services meet the technical and workflow requirements of the contemplated installation.

(g) ITLI will provide requisite professional interpretation and supervision services at or for patients of Kingston Diagnostic Center for thirty (30) days after the date of this letter agreement on the same terms, and subject to the same conditions, as such services were provided pursuant to David Ryon, M.D.'s agreement with Hudson Valley Radiology Associates that expired on March 31, 2002.




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(h) For so long as the Definitive Agreements are in effect, MRI will allow ITLI to continue the use of the Kingston Diagnostic Center as a demonstration site as long as clinical productivity is not compromised. MRI further allows ITLI to maintain an on site lab for continued development and location of the servers for the Kingston Diagnostic Center installation. MRI will allow ITLI to evaluate new modalities and equipment at the Kingston Diagnostic Center as long as clinical productivity is not compromised. MRI will allow ITLI to maintain an office for an on site engineer in the downstairs laboratory. ITLI will maintain its primary and corporate offices at IBM Tech City as soon as the space is completed.

3. Expenses. The parties shall each pay their own fees and expenses and those of their agents, advisors, attorneys and accountants with respect to negotiation of this letter agreement, negotiation of Definitive Agreements and consummation of the transactions contemplated by the Definitive Agreements.

4. Conditions to Each Party's Obligations. Each party's obligations to consummate the transaction are conditioned upon, among other things, satisfaction, or waiver by that party, of the following conditions:

(a) All regulatory, governmental or quasi-governmental approvals and licenses shall have been obtained or maintained; and

(b) Definitive Agreements by and among the parties shall have been executed.

5. Confidentiality. The Confidentiality Agreement entered into between the parties in 2001 shall remain in full force and effect for the term of this letter agreement and as otherwise specified therein.


6. Agreement. This letter agreement is a contract, acceptance of which shall obligate the parties to proceed in good faith to negotiate Definitive Agreements embodying the terms set forth in this letter agreement and such additional provisions, terms and conditions to which the parties may agree. Until Definitive Agreements are duly executed by the parties, no other legal obligation will be binding upon the parties.

7. Termination of Letter Agreement. This letter agreement shall remain in full force and effect until terminated by the mutual agreement of the parties or by either party if (i) Definitive Agreements are not executed by the parties within fifteen (15) days after acceptance of this letter agreement and the terminating party is not otherwise in breach of this letter agreement, or (ii) the Transaction is not consummated on or before May 1, 2002, and the terminating party is not in breach of this letter agreement. This letter agreement will terminate upon execution and delivery of the Definitive Agreements.

This letter agreement is for the benefit of each of MRI and ITLI and their respective Representatives and shall be governed by and construed in accordance with the internal laws of the State of New York. This letter agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof.




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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between MRI and ITLI.

Respectfully,


MID ROCKLAND IMAGING PARTNERS, INC.
By:___________________________________
Its:___________________________________


Accepted and agreed:

Image Technology Laboratories, Inc.

By: __________________________________

Its: __________________________________

Date: ________________________________









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